“No one should ever face the prospect of a government that can demand to seize your most precious assets without the ability to defend yourself in a fair and impartial court of law. If the FTC believes it has a strong case against us, it should prove it in federal court before a neutral judge. Our action today seeks to ensure that will happen.”
-- Rick Smith, CEO and founder of Axon

FAQs

Q. Why is Axon suing the FTC?

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Axon is seeking to protect its Constitutional rights to due process and equal protection under the law and vindicate its acquisition of Vievu, a small, failing body-worn camera company. Axon is also seeking to expose the unfair and unconstitutional procedures and structures employed by the FTC to extract unjustified remedies.

•	Axon believes that the federal district court lawsuit is its most prudent course of action, taken on behalf of its customers, employees and shareholders.

•	The full text of Axon’s complaint, filed in the District of Arizona on January 3, 2020, is linked above.

Q. When did Axon acquire Vievu and what was the purchase price?

•	On May 3, 2018, Axon acquired the Vievu camera subsidiary from The Safariland Group in a $7 million upfront cash and stock transaction.

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The purchase price of Vievu consisted of $4.6 million in cash and $2.4 million in common stock issued to Safariland at closing. Deal terms also included approximately $6 million in additional common stock, contingent upon achieving certain milestones over two years, which have been partially met, and an ancillary minimum holster purchase commitment with Safariland.

Q: Did Axon view Vievu as a viable competitor when it acquired them?

•	Axon’s acquisition of Vievu falls within the “failing firm” safe harbor. Vievu was unable to meet its financial obligations in the near term, and was effectively insolvent.

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At the time Axon acquired it, Vievu was losing nearly $1 million per month, had more than $19 million in debt owed to Safariland entities, another $8 million in off-balance-sheet purchase commitments, and the cash equivalent of less than three days of operating expenses.

•	Vievu had not won a new major city customer since 2016. Also, Vievu’s failure to invest in a dashboard camera solution put it at significant competitive disadvantage.

•	Vievu was also struggling to compete because its technology suffered from security flaws and had not kept pace with cutting edge features its customers wanted and competitors offered.

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Vievu’s customers have benefited from Axon’s acquisition and subsequent investments that prevented service disruptions. Post-acquisition, Axon spent millions of dollars to address Vievu customer needs and to keep its service operational.

Q. Does Axon face competition in body cameras?

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The public safety video and digital evidence management space remains crowded and highly competitive. Axon competes with several large companies, including Motorola, which recently acquired WatchGuard for $271 million, and has revenue more than 15 times that of Axon.

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Since May 2018, among law enforcement agencies with more than 100 officers, other competitors have won at least 55 competitive camera bids. The wide field of competitive providers include Motorola/WatchGuard, Panasonic, Coban, L3/Mobile Vision, BodyWorn by Utility, Getac, Intrensic/GoPro, Safety Vision and Visual Labs.

Q: What is Axon’s strategy for winning deals?

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Axon fights for and must earn every contract win. To do so we strive to stay on the forefront of the innovation curve and to deliver best-in-class solutions to customers. We have invested more than $200 million in research and development in our Software and Sensors segment over 10 years, much of which was an investment in cloud software capabilities to make body camera programs accessible and feasible for large American cities.

Q: Will Axon continue to support Vievu customers?

•	Axon has honored and will continue to honor Vievu contracts and support its customers’ body-worn camera programs without disruption throughout these proceedings.

Q. What prompted Axon to file its lawsuit against the FTC?

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The FTC left Axon with no choice. Axon decided to file the lawsuit after it became clear that the FTC is seeking to deprive Axon of its intellectual property without due process, setting an unprecedented ultimatum that should send a chilling message to the nation’s technology-based industries.

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On December 23, 2019, two days before Christmas, the FTC told Axon its only hope for avoiding litigation was to surrender a “blank check” divestiture. The FTC told Axon it would unilaterally dictate the terms of settlement from a “menu” of all Axon’s customers and contracts (not just those won post-acquisition), Axon’s intellectual property and technology, Axon employees, and any ancillary services and support functions the FTC deemed necessary. Remarkably, the FTC described its vision of “re-creating” Vievu into a virtual “clone” of Axon armed with Axon’s own intellectual property – something that Vievu never was nor could be without impermissible government regulation of—and unwarranted interference in—a highly-competitive marketplace.

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The FTC is confident it can strong-arm Axon into settling because, unlike the Department of Justice, which must pursue its merger challenges in federal court, the FTC has the option of initiating proceedings within the agency itself. The FTC serves as prosecutor, judge, and jury in its own administrative process. Former FTC Commissioner Joshua Wright said in 2015 that over a 20 year period, “in 100 percent of cases where the administrative law judge ruled in favor of the FTC staff, the Commission affirmed liability; and in 100 percent of the cases in which the administrative law judge . . . found no liability, the Commission reversed. This is a strong sign of an unhealthy and biased institutional process.”

•	Axon outlines more details about the unfairness of the FTC process in the full text of its complaint.

Q: What happens next?

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Axon has asked the district court to enjoin the FTC from proceeding with its administrative enforcement action, seeking to have its Constitutional due process claim resolved first. A motion for preliminary injunction will be filed, briefed and decided by the court. Axon suspects the FTC will also file a motion to dismiss the district court case, seeking to proceed instead in its administrative home court where it serves a prosecutor, judge and jury. It will likely take several months to resolve these preliminary motions.

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If not enjoined by the US District Court, the FTC may proceed to file its administrative enforcement action against Axon. If the proceedings are allow to proceed in parallel, we expect fact-finding, hearing, and decision to take about a year. Two levels of appeal thereafter could take an additional two to three years.

Q: Does this change Axon’s long-term vision for the company?

•	Axon remains committed to its long-term vision and outlook.

•	As of Q3 2019, Vievu-originated software licenses represented less than 7% of our 428,600 booked seats and approximately 5% of Axon’s annual recurring revenue of $141.5 million.

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Beyond body cameras, our growth trajectory features expansion into records management systems and computer aided dispatch systems, as well as growing our in-car camera solutions, and international customer expansion. We are also expanding into law enforcement-adjacent markets, including selling to the US Federal Government, to prisons and corrections customers, and into the fire and EMS markets.

•	We look forward to a bright future of cutting edge innovation on behalf of our customers in support of their mission to keep communities safe, and in support of Axon’s mission to protect life.

Q: What was Axon’s consideration for its shareholders in these developments?

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Axon is seeking relief and a fair hearing through the US court system, which Axon's executive management and Board of Directors believe is the most prudent action to take on behalf of shareholders. Axon will always defend its intellectual property.

•	Axon intends to continue to execute on the vision that has been communicated with shareholders. For every Axon customer and most Axon employees, operations are business as usual.

Forward-looking statements

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